UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

August 29, 2005

Date of Report (Date of earliest event reported)

The Boeing Company

(Exact Name of Registrant as Specified in Charter)

Delaware	1-442	91-0425694
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

100 N. Riverside, Chicago, IL	60606-1596
(Address of Principal Executive Offices)	(Zip Code)

(312) 544-2000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

(a) (1) The Compensation Committee of the Board of Directors (the “Board”) of The Boeing Company (“Boeing” or the “Company”) granted, effective August 29, 2005, a restricted stock unit award for 22,433.26 units of Boeing Common Stock to James A. Bell, Executive Vice President and Chief Financial Officer. The award was granted in recognition of the Company’s outstanding performance during Mr. Bell’s tenure as President and Chief Executive Officer, while continuing his duties as Chief Financial Officer, from March 6, 2005 to June 30, 2005 (the “Interim CEO Period”), and to encourage long-term performance.

The restricted stock unit award was granted under the Company’s 2003 Incentive Stock Plan (the “2003 Plan”) and is subject to the terms and conditions of the plan. The award will vest 50% after three years and the remaining 50% after five years of Mr. Bell’s continuous service with the Company, and will be subject to forfeiture if his employment is terminated for any reason other than death, layoff, or disability. Cash dividends will be credited as additional restricted stock units that will vest at the same time as the restricted stock units with which they are associated. Upon vesting, Mr. Bell will be entitled to receive one share of Boeing Common Stock for each restricted stock unit held by him. A copy of the Restricted Stock Unit Grant Notice of Terms is filed with this report as Exhibit 99.1.

(2) The Governance and Nominating Committee (the “Committee”) of the Board recommended and the Board approved, effective August 29, 2005, a stock award for 7,398 shares of Boeing Common Stock to Lewis E. Platt, the Company’s Lead Director. The award, which was fully vested on grant, was made in recognition of Mr. Platt’s increased responsibilities and contributions while serving as Non-Executive Chairman during the Interim CEO Period. The stock award was granted under the 2003 Plan and is subject to the terms and conditions of the plan. Mr. Platt did not participate in the Committee or the Board deliberations and voting on the stock award.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
99.1	Restricted Stock Unit Grant Notice of Terms effective August 29, 2005 (filed herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

THE BOEING COMPANY

By:	/s/ James C. Johnson
Vice President, Corporate Secretary and Assistant General Counsel

Dated: September 2, 2005

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Restricted Stock Unit Grant Notice of Terms effective August 29, 2005 (filed herewith).